UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2015

M LINE HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53265	88-0375818
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2320 E Orangethorpe Avenue

Anaheim, CA 92806

(Address of principal executive offices)

(714) 630-6253

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)	Termination of a Director and CEO

On September 24, 2015, at a special meeting, the board of directors (the “Board”) of M Line Holdings, Inc. (the “Company”) terminated the services of Bruce Barren as CEO and a Director of the Company for cause.

Mr. Barren was appointed CEO in August 2013. There has been a lack of disclosure of information by Mr. Barren particularly over the last few months and the Board believes this might impair his ability to perform his duties and as a result negatively impact the Company.

Furthermore, his relationship with the Company’s lenders including the Company’s current primary lender has deteriorated to such an extent that it will no longer do business or negotiate in any manner with Mr. Barren.

The Company is providing Mr. Barren with the opportunity to furnish the Company, as promptly as possible, a letter addressed to the Company stating whether he agrees with the foregoing statements made by the Company under this Item 5.02 and, if not, stating why he does not agree. The Company will file any such letter received from Mr. Barren as an exhibit by amendment to this Form 8−K within two business days after receipt by the Company.

(b)	Appointment of a New CEO

On September 28, 2015, the Board appointed Mr. Alan Greenstadt as CEO and a Director of the Company. Mr. Greenstadt has considerable experience both in the aerospace industry as well acting as CEO for various Public Companies.

Mr. Greenstadt is 68 years old. He has been the CEO of EnCompass Knowledge Systems, Inc since 2006. EnCompass is in the business of developing and providing software tools and solutions for business process management and corporate governance. EnCompass also develops and distributes Enterprise Software and Performance Metrics and provides Management Consulting and Information Technology support services.

Previously Mr. Greenstadt was, for many years, Chairman of the Board and President of another Public Company in the aerospace and defense industries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

M LINE HOLDINGS, INC.

Date: September 29, 2015	By:	/s/ Anthony L. Anish
	Name:	Anthony L. Anish
	Title:	Chief Operating Officer